Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-105083) of HepaLife Technologies, Inc. and Subsidiaries (a development stage company) ("the Company") of our report dated March 20, 2009, on our audits of the consolidated balance sheets of HepaLife Technologies, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and for the period from October 21, 1997 (date of inception) to December 31, 2008.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

March 17, 2010